Exhibit 10.1

AMENDMENT 2016-1
NORDSTROM, INC. EMPLOYEE STOCK PURCHASE PLAN (2011 Restatement)

The Nordstrom, Inc. Employee Stock Purchase Plan (the “Plan”) is amended effective June 1, 2016, pursuant to Section 14 of the Plan, to revise the procedures related to employees who die while participating in the Plan.

1.	Section 6(c) (“Death”) is replaced in its entirety as follows:

(c)    Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid in the same manner as his or her final paycheck from the Company. Any shares of Stock held by the broker designated by the Committee pursuant to Section 7(e) shall be paid or delivered to a beneficiary or beneficiaries designated by the Participant pursuant to the relevant rules established by the broker with respect to the brokerage account.

2.    Section 9 (“RIGHTS NOT TRANSFERABLE”) is replaced in its entirety as follows:

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

Executed pursuant to proper authority this _____ day of _______, 2016.

NORDSTROM, INC.

By: _________________________________
Christine Deputy
Executive Vice President, Human Resources